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Freeport-McMoRan Copper & Gold Inc.
Completes Sales of $3.0 Billion of Senior Notes

PHOENIX, AZ, February 13, 2012 - Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today that it has completed the sale of $3.0 billion of senior notes. The offering generated net proceeds of approximately $2.97 billion, which FCX expects to use plus cash on hand to redeem its outstanding 8.375% Senior Notes due 2017. Annual interest cost savings associated with the refinancing will total approximately $160 million.

Following is a summary of the three new tranches of debt, which will have an aggregate weighted interest cost of approximately 3.0%:

Description	Amount	Maturity
1.40% Senior Notes (1)	$0.5 Billion	Due February 13, 2015
2.15% Senior Notes (2)	$0.5 Billion	Due March 1, 2017
3.55% Senior Notes (3)	$2.0 Billion	Due March 1, 2022
(1) Priced at 99.857% to yield 1.449%
(2) Priced at 99.880% to yield 2.175%
(3) Priced at 99.747% to yield 3.580%

The joint book-running managers for the offering are J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

FCX is a leading international mining company with headquarters in Phoenix, Arizona.  FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum.  FCX has a dynamic portfolio of operating, expansion and growth projects in the copper industry and is the world's largest producer of molybdenum.

The company's portfolio of assets includes the Grasberg minerals district in Indonesia, the world's largest copper and gold mine in terms of recoverable reserves; significant mining operations in the Americas, including the large scale Morenci minerals district in North America and the Cerro Verde and El Abra operations in South America; and the Tenke Fungurume minerals district in the Democratic Republic of Congo. Additional information about FCX is available on FCX's website at “www.fcx.com.”
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Freeport-McMoRan Copper & Gold 1